As filed with the Securities and Exchange Commission on November 17, 2010
Registration No. 333-____________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933

AMERICAN SHARED HOSPITAL SERVICES
(Exact name of registrant as specified in its charter)
California	94-2918118
(State or other jurisdiction	(IRS Employer Identification No.)
of incorporation or organization)
Four Embarcadero Center, Suite 3700,
San Francisco, California 94111
(Address of principal executive offices) (Zip Code)

American Shared Hospital Services 2006 Stock Incentive Plan

(Full title of the Plan)

Ernest A. Bates, M.D.
Chairman and Chief Executive Officer
American Shared Hospital Services
Four Embarcadero Center, Suite 3700,
San Francisco, California 94111
 (Name and address of agent for service)
(415) 788-5300
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, no par value, to be issued pursuant to the American Shared Hospital Services Incentive Compensation Plan (formerly known as the 2006 Stock Incentive Plan)	880,000 shares	$2.86	$2,516,800	$179.45

(1)
This Registration Statement shall also cover any additional shares of Common Stock which become issuable under the Registrant’s  Incentive Compensation Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of Registrant’s Common Stock.

(2)
Calculated solely for purposes of this offering under Rule 457(h) of the Securities Act of 1933, as amended, on the basis of the average of the high and low selling prices per share of Registrant’s Common Stock on November 10, 2010 as reported by the NYSE Amex.

PART II

Information Required in the Registration Statement

Item 3.  Incorporation of Documents by Reference

American Shared Hospital Services (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

(a)
The Registrant’s Annual Report on Form 10–K for the fiscal year ended December 31, 2009, filed with the Commission on March 31, 2010, pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “1934 Act”);

(b)
The Registrant’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2010, June 30, 2010, and September 30, 2010, filed with the Commission on May 17, 2010, August 16, 2010, and November 15, 2010, respectively, and the Registrant’s Quarterly Report on Form 10Q/A for the fiscal quarter ended June 30, 2010, filed with the Commission on November 10, 2010;

(c)	All other reports filed pursuant to Section 13(a) or 15(d) of the 1934 Act since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (a) above; and

(d)
The Registrant’s Registration Statement No. 033-63721 on Form S-1 filed with the commission on October 26, 1995, as amended on Form S-1/A on March 29, 1996 and May 8, 1996, in which there is described the terms, rights, and provisions applicable to the Registrant’s outstanding Common Stock.

All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicate that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.  Unless expressly incorporated into this Registration Statement, a report furnished on Form 8-K shall not be incorporated by reference into this Registration Statement.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities

Not Applicable.

Item 5.  Interests of Named Experts and Counsel

Not Applicable.

Item 6.  Indemnification of Directors and Officers

Section 204(10) of the California General Corporation Law (“GCL”) permits the inclusion in the articles of incorporation of a California corporation of a provision eliminating or limiting the personal liability of a director for monetary damages in an action brought by or in the right of the corporation for breach of a director’s duties to the corporation and its shareholders. The foregoing provision is subject to certain qualifications set forth in the GCL including, without limitation, that such provision may not limit or eliminate liability of directors for (i) intentional misconduct, (ii) transactions from which a director derived an improper personal benefit, (iii) reckless disregard of the director’s duties, and (iv) an unexcused pattern of inattention that amounts to an abdication of the director’s duties. Article Fifth of the Registrant’s Articles of Incorporation, as amended, contains a provision eliminating the liability of the directors for monetary damages to the fullest extent permissible under California law.

Section 317 of the GCL permits the indemnification of officers, directors, employees and agents of California corporations. Article Fifth, Section 2, of the Registrant’s Articles of Incorporation, as amended, provides that the Registrant is authorized to provide indemnification to its agents in excess of the indemnification otherwise permitted by Section 317 of the GCL.

Article IX, Sections 7 and 8, of the Bylaws of the Registrant contains the following indemnification provisions:

“Section 7. MANDATORY INDEMNIFICATION OF DIRECTORS. The corporation shall, to the maximum extent and in the manner permitted by the California Corporations Code (“Code”), indemnify each of its directors against expenses (as defined in Section 317(a) of the Code), judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding (as defined in Section 317(a) of the Code), arising by reason of the fact that such person is or was an agent of the corporation. For purposes of this Article IX, a “director” of the corporation includes any person (i) who is or was a director of the corporation, (ii) who is or was serving at the request of the corporation as a director of another corporation, partnership, joint venture, trust or other enterprise, or (iii) who was a director of a corporation which was a predecessor corporation of the corporation or of another enterprise at the request of such predecessor corporation.

Section 8. PERMISSIVE INDEMNIFICATION. The corporation shall have the power, to the extent and in the manner permitted by the Code, to indemnify each of its officers, employees and agents against expenses (as defined in Section 317(a) of the Code), judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding (as defined in Section 317(a) of the Code), arising by reason of the fact that such person is or was an agent of the corporation. For purposes of this Article IX, an “employee” or “agent” of the corporation (other than a director, includes any person (i) who is or was an employee or agent of the corporation, (ii) who is or was serving at the request of the corporation as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or (iii) who was an employee or agent of the corporation which was a predecessor corporation of the corporation or of another enterprise at the request of such predecessor corporation.”

Each of the Registrant’s directors has entered into an Indemnification Agreement with the Registrant pursuant to which the Registrant is, subject to the limitations in the following sentence, obligated to indemnify the directors to the fullest extent provided by law, notwithstanding such indemnification is not specifically being provided in the Registrant’s Articles, Bylaws or by statute. The Registrant is not obligated under the Indemnification Agreement to indemnify directors for the following: acts or omission or transactions from which a director may not be relieved from liability under Section 204 of the GCL, a proceeding or action instituted by an appropriate bank regulatory agency, claims initiated by such director except with respect to proceedings to enforce a right of indemnification unless the Board has approved the initiation or bringing of such suit, a proceeding instituted by a director to enforce the Indemnification Agreement which is found by a court of competent jurisdiction to be not in good faith or frivolous, insured claims or claims under Section 16(b) of the 1934 Act.

The foregoing indemnification provisions are broad enough to encompass certain liabilities of directors under the Securities Act of 1933, as amended (the “1933 Act”).

The Bylaws authorize the Registrant to purchase and maintain insurance on behalf of any person who is or was an agent of the Registrant against any liability asserted against or incurred by such person in such capacity or arising out of such person’s status as such, whether or not the Registrant would have the power to indemnify him against such liability under the provisions of the Bylaws. The Registrant maintains an insurance policy for its officers and directors that provides coverage for certain liabilities such individuals may incur with respect to the Registrant and its shareholders.

Item 7.  Exemption from Registration Claimed

Not Applicable.

Item 8.  Exhibits

Exhibit Number	Exhibit

4
Instruments Defining the Rights of Stockholders.  Reference is made to Registrant’s Registration Statement No. 033-63721 on Form S-1, as amended on Forms S-1/A, together with the exhibits thereto, which are incorporated herein by reference pursuant to Item 3(d) to this Registration Statement.

5	Opinion and Consent of Morgan, Lewis & Bockius, LLP.
23.1	Consent of Moss Adams LLP.
23.2	Consent of Morgan, Lewis & Bockius, LLP is contained in Exhibit 5.
24	Power of Attorney. Reference is made to page II-4 of this Registration Statement.
99.1	American Shared Hospital Services Incentive Compensation Plan (formerly known as the 2006 Stock Incentive Plan)

Item 9.  Undertakings

A.           The undersigned Registrant hereby undertakes:  (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the 1933 Act, (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference into this Registration Statement; (2) that for the purpose of determining any liability under the 1933 Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Registrant’s 2006 Stock Incentive Plan.

B.           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.           Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6 or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California on this 17th day of November, 2010.

AMERICAN SHARED HOSPITAL SERVICES

By:	/s/ Ernest A. Bates, M.D.
Ernest A. Bates, M.D.
Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS:

That each person whose signature appears below constitutes and appoints Ernest A. Bates, M.D., Chairman of the Board and Chief Executive Officer, and Craig K. Tagawa, Senior Vice President, Chief Operating  and Financial Officer, and each of them, as such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the 1933 Act this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Ernest A. Bates, M.D.	Chairman of the Board and Chief Executive	November 17, 2010
Ernest A. Bates, M.D.	Officer (Principal Executive Officer)

/s/ Craig K. Tagawa	Senior Vice President, Chief Operating and	November 17, 2010
Craig K. Tagawa	Financial Officer (Principal Financial and Accounting Officer)

/s/ Ernest R. Bates	Director	November 17, 2010
Ernest R. Bates

Signature	Title	Date

/s/ Olin C. Robinson	Director	November 17, 2010
Olin C. Robison

/s/ John F. Ruffle	Director	November 17, 2010
John F. Ruffle

/s/ Stanley S. Trotman, Jr.	Director	November 17, 2010
Stanley S. Trotman, Jr.

/s/ Raymond Stachowiak	Director	November 17, 2010
Raymond Stachowiak

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.   20549

EXHIBITS

TO

FORM S-8

UNDER

SECURITIES ACT OF 1933

AMERICAN SHARED HOSPITAL SERVICES

EXHIBIT INDEX

Exhibit Number	Exhibit

4
Instruments Defining the Rights of Stockholders.  Reference is made to Registrant’s Registration Statement No. 033-63721  on Form S-1, as amended on Forms S-1/A, together with the exhibits thereto, which are incorporated herein by reference pursuant to Item 3(d) to this Registration Statement.

5	Opinion and Consent of Morgan, Lewis & Bockius, LLP.
23.1	Consent of Moss Adams, LLP.
23.2	Consent of Morgan, Lewis & Bockius, LLP is contained in Exhibit 5.
24	Power of Attorney. Reference is made to page II-4 of this Registration Statement.
99.1	American Shared Hospital Services Incentive Compensation Plan (formerly known as the 2006 Stock Incentive Plan)